NEUBERGER&BERMAN EQUITY TRUST
                            ADMINISTRATION AGREEMENT
                                   SCHEDULE A


SERIES                                      DATE MADE PARTY TO AGREEMENT
------                                      ----------------------------


Neuberger&Berman Focus Trust                       August 3, 1993

Neuberger&Berman Guardian Trust                    August 3, 1993

Neuberger&Berman Manhattan Trust                   August 3, 1993

Neuberger&Berman Partners Trust                    August 3, 1993

Neuberger&Berman Genesis Trust                     August 3, 1993

Neuberger&Berman NYCDC Socially                    March 7, 1994
Responsive Trust

Neuberger&Berman International Trust               August 30, 1997

Neuberger&Berman Millennium Trust                  October 19, 1998



DATED:  October 19, 1998